UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    Form 15

               Current Report Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

     Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                      GE ReREMIC MORTGAGE TRUST 2001-1 GE
              ReREMIC Mortgage Trust Certificates, Series 2001-1
              --------------------------------------------------

            (Exact name of Registrant as specified in its charter)


c/o State Street Corporation                                      333-60904
Global Investor Services Group                                    -----------
Corporate Trust                                                   (Commission
2 Avenue de Lafayette, 6th Floor                                  File Number)
Boston, MA
---------------------------------------------                     02111-1724
(Address of principal executive offices)                          ----------
                                                                  (ZIP Code

Registrant's telephone number, including area code:             (617) 662-1400

            GE ReREMIC Mortgage Trust Certificates, Series 2001-1, Class A-1, Class A-2, Class A-3, Class A-4 and Class A-R
           --------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     None
------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [X]           Rule 12h-3(b)(1)(i)     [X]
         Rule 12g-4(a)(1)(ii)  [ ]           Rule 12h-3(b)(1)(ii)    [ ]
         Rule 12g-4(a)(2)(i)   [ ]           Rule 12h-3(b)(2)(i)     [ ]
         Rule 12g-4(a)(2)(ii)  [ ]           Rule 12h-3(b)(2)(ii)    [ ]
                                             Rule 15d-6              [X]

         Approximate number of holders of record as of the certification or notice date: 5

                          SEE ATTACHED CERTIFICATION

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this certification/notice to be signed on its behalf by the undersigned hereunto duly authorized.

                                   GE ReREMIC MORTGAGE TRUST 2001-1

                                   By:  Greenwich Capital Acceptance, Inc.

                                        By:/s/  James Raezer
                                           ------------------------------
                                           Name:   James Raezer
                                           Title:  Vice President

                                   Date:  March 5, 2002



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

                         ACCOUNT HOLDER CERTIFICATION

                    GE ReREMIC MORTGAGE TRUST CERTIFICATES,
                                 SERIES 2001-1

                       Commission File Number: 333-60904


I hereby certify that the following information is correct:

                                            CERTIFICATEHOLDERS AS
         NAME OF SECURITY                   OF DECEMBER 31, 2001

         Class A-1                                    1
         Class A-2                                    1
         Class A-3                                    1
         Class A-4                                    1
         Class A-R                                    1


                                       GE ReREMIC MORTGAGE TRUST 2001-1

                                       By:  Greenwich Capital Acceptance, Inc.

                                            By:  /s/ James Raezer
                                                ------------------------------
                                                Name:   James Raezer
                                                Title:  Vice President

                                       Date:  March 5, 2002



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